UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2007 (April 6, 2007)

COATES INTERNATIONAL, LTD.
(Exact name of registrant as specified in its charter)

DELAWARE	33-948884	22-2925432
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Highway 34 & Ridgewood Road, Wall Township, New Jersey		07719
(Address of principal executive offices)		(Zip Code)

(732) 449-7717
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

Amended License Agreement

On April 6, 2007, the Registrant, George J. Coates and Gregory Coates entered into a license agreement that amends and restates a certain license agreement signed by the same parties on October 23, 2006 (the “Amended Coates License Agreement”). Under the Amended Coates License Agreement, George J. Coates and Gregory Coates granted to the Registrant an exclusive, perpetual, royalty-free, fully paid-up license to all intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV System technology (the “CSRV Engine”) and that is currently owned or controlled by them (the “CSRV Intellectual Property”), plus any CSRV Intellectual Property that is developed by them during their employment with the Company. The employment agreements with George J. Coates and Gregory Coates contain two-year non-compete provisions relating to the CSRV Intellectual Property in the event either of them is terminated for cause, as defined, or if either of them terminates their employment without good reason, as defined.

Under the Amended Coates License Agreement, George J. Coates and Gregory Coates agreed that they will not grant any licenses to any other party with respect to the CSRV Intellectual Property.

Employment Agreement - George J. Coates.

On April 6, 2007, the Registrant executed an amended and restated employment agreement with George J. Coates (the “GJC Agreement”) that replaces an employment agreement signed in 2006. The term of the GJC Agreement, which became effective as of October 23, 2007, is for five years. The GJC Agreement provides for annual salary of $183,549, an annual performance bonus determined by unanimous vote of the independent member of the Board of Directors, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefits plans. The GJC Agreement further provides that upon the Registrant achieving a sufficient level of working capital, the amount of annual salary shall be increased to $300,000, an automobile will be provided to Mr. Coates and he will be entitled to a severance payment equal to three years’ annual compensation, should he terminate his employment with Good Reason, as defined, or upon his death. He will also work with the Registrant in securing key-man life insurance. In accordance with the GJC Agreement, the Registrant committed to grant Mr. Coates 1,000,000 stock options at an exercise price that will equal the closing price of the Registrant’s shares of commons stock on the Over the Counter Bulletin Board on the first trading day after the filing of this annual report on Form 10-KSB (the “To Be Determined Exercise Price”). These stock options are being granted with a service inception date equal to the effective date of the GJC Agreement.

Employment Agreement - Barry C. Kaye.

On April 6, 2007, the Registrant executed an amended and restated employment agreement with Mr. Kaye (the “Kaye Agreement”) that replaces an employment agreement signed in 2006. The term of the Kaye Agreement, which became effective as of October 18, 2007, is for three years. The Kaye Agreement initially provides for minimum wages and benefits. The Kaye Agreement further provides that upon the Registrant achieving a sufficient level of working capital, the amount of annual salary shall be increased to $125,000, he will become eligible for an annual performance bonus and he will be entitled to a severance payment equal to one year’s annual compensation, should he be terminated by the Registrant without Cause, as defined, or if he should terminate his employment with Good Reason, as defined. In accordance with the Agreement, the Registrant committed to grant Mr. Kaye 125,000 stock options at an exercise price that will equal the To Be Determined Exercise Price. These stock options are being granted with a service inception date equal to the effective date of the Kaye Agreement.

Employment Agreement - Gregory Coates.

On April 6, 2007, the Registrant executed an amended and restated employment agreement with Gregory Coates (the “GC Agreement”) that replaces an employment agreement signed in 2006. The term of the GC Agreement, which became effective as of October 23, 2007, is for five years. The GC Agreement provides for annual salary of $79,898, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefits plans. The GC Agreement further provides that upon the Registrant achieving a sufficient level of working capital, the amount of annual salary shall be increased to $250,000, he will become eligible for an annual performance bonus, an automobile will be provided to Gregory Coates and he will be entitled to a severance payment equal to two years’ annual compensation, should he terminate his employment with Good Reason, as defined. He will also be provided with a $2 million life insurance policy and will work with the Registrant in securing key-man life insurance. In accordance with the GC Agreement, the Registrant committed to grant Gregory Coates 500,000 stock options at an exercise price that will equal the To Be Determined Exercise Price. These stock options are being granted with a service inception date equal to the effective date of the GC Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COATES INTERNATIONAL, LTD.
(Registrant)

Date: April 11, 2007	By:	/s/ Barry C. Kaye
Barry C. Kaye
Chief Financial Officer